Exhibit 99.1

Actelis Networks Announces New $1.5 Million Credit Line

FREMONT, Calif., February 7, 2024 — Actelis Networks, Inc. (NASDAQ:ASNS) (“Actelis” or the “Company”) a market leader in cyber-hardened, rapid deployment networking solutions for IoT applications, today announced the closing of a new credit line facility. The accounts receivable credit line from an Israeli bank of up to $1.5 million increases the Company’s operating cash while not increasing the Company’s total debt, as the Company will perform an early repayment of its existing debt using its restricted cash in a similar amount.

The new credit line will be secured by customer invoices and will incur interest at a Federal SOFR rate plus 5.5% and is available until the end of 2024, with possible extension. At the same time, Actelis plans to perform a partial early repayment of its existing debt facility at an amount equal to the amount of funding from the new credit line, therefore leaving the total debt amount at a similar level.

Yoav Efron, Chief Financial Officer of Actelis stated, “We are pleased to announce this new credit line agreement as it increases operating cash while we continue to pursue our business plan, and it does not increase our total debt since we will partially repay our existing loan using our restricted cash.”

About Actelis Networks, Inc.

Actelis Networks, Inc. (NASDAQ: ASNS) is a market leader in cyber-hardened, rapid-deployment networking solutions for wide-area IoT applications including federal, state and local government, ITS, military, utility, rail, telecom and campus applications. Actelis’ unique portfolio of hybrid fiber-copper, environmentally hardened aggregation switches, high density Ethernet devices, advanced management software and cyber-protection capabilities, unlocks the hidden value of essential networks, delivering safer connectivity for rapid, cost-effective deployment. For more information, please visit www.actelis.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, and include statements regarding the completion of the private placement, satisfaction of the closing conditions and use of proceeds therefrom and obtaining shareholder approval. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control), including, but not limited to, market and other conditions, and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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Media Contact:

Sean Renn

Global VP Marketing & Communications

srenn@actelis.com

Investor Relations Contact:

Kirin Smith

PCG Advisory, Inc.

Ksmith@pcgadvisory.com